PRESS RELEASE	Exhibit 99.1

OM Group Updates 4Q 2003 Guidance, Schedules Quarterly Conference Call

Revenues In Line with Previous Guidance

Cash Flow to Exceed Expectations, Contributing to a Projected Cash Balance of $50 Million at Year-End

Sharply Higher Metal Prices at Year-End Result in 4Q Non-Cash LIFO Charge of Approximately $50 Million Causing 4Q Operating Loss

Cleveland, OH, January 7, 2004—OM Group, Inc. (NYSE:OMG) today announced that, based on preliminary results, the company expects that revenues for the fourth quarter will be in line with previous guidance of $243 million to $250 million; cash flow will improve approximately $15 million from previous expectations, resulting in a cash balance of approximately $50 million at year-end and no borrowings under its bank lines of credit; and a net loss of $0.50 to $0.54 per diluted share, significantly below prior guidance for the quarter of $0.21 to $0.25, due to a fourth quarter non-cash LIFO charge of approximately $50 million.

James P. Mooney, chairman and chief executive officer, commented, “The rise in cobalt and nickel metal prices began to accelerate rapidly in early November with cobalt prices climbing 105% and nickel jumping 40% from November 1 to December 31. The dramatic run-up in metal prices at year-end had a significant impact on the required LIFO reserve.

Mooney explained that, under the LIFO method, the most recent inventory purchased is deemed to be the first inventory sold. In periods of quickly rising metal prices, companies like OMG face lower profits until metal prices stabilize or contractual price increases take effect. As a result of the above referenced fourth quarter charge, the company anticipates reporting an operating loss of $13.5 million to $15.5 million and a net loss of $0.50 to $0.54 per diluted share for the quarter.

Mooney concluded, “The non-cash LIFO impact on our reported earnings per share is a timing issue. Assuming the absence of another dramatic increase in metal prices in late 2004, we believe the company is well-positioned not only to continue delivering strong cash flows in the year ahead, but sharply higher operating profit as well. We expect the 2004 earnings guidance we will provide at the time of our fourth quarter conference call will be meaningfully higher than our previous expectations.”

The company also announced it will release fourth quarter and full year 2003 results before the market opens on Thursday, February 19, 2004. The earnings release will be available at the company’s website, www.omgi.com. A conference call and live audio broadcast on the web will begin at 10:00 a.m. (ET). The company recommends visiting the web site at least

15 minutes prior to the Webcast to download and install any necessary software. Also, a Webcast audio replay will be available commencing from 12:00 pm, February 19th through 12 p.m., February 24th, under Webcast. To access the Webcast simply log on to: www.omgi.com/investorrelations/webcasts.htm.

ABOUT OM GROUP, INC.

OM Group is a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia, Africa and Australia.

For more information contact — Greg Griffith, Director of Investor Relations, 216-263-7455.

FORWARD LOOKING STATEMENTS

Commentary on business trends and the Company’s financial outlook is provided on the earnings release date during the quarterly teleconference call, which is webcasted, transcribed and posted on the Company’s web site. In the interest of fair disclosure, the Company does not intend to comment on business trends or financial outlook between quarterly earnings release dates.

The foregoing discussion may include forward-looking statements relating to the business of the Company. Such forward-looking statements are based upon specific assumptions subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results of the Company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: the price and supply of raw materials, particularly cobalt and nickel; the demand for metal-based specialty chemicals and products in the Company’s markets; the effect of fluctuations in currency exchange rates on the Company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; the impact of the Company’s restructuring program on its continuing operations; the potential impact of the Company being named in a 2002 United Nations panel report focusing on companies and individuals operating in the Democratic Republic of Congo; the potential impact of an adverse result of the shareholder class action lawsuits filed against the Company and certain of its executives; and the general level of global economic activity and demand for the Company’s products.